Exhibit 99.1

Lifeloc Technologies, Inc. Appoints Adam Kashenberg to its Board of Directors

July 26, 2024

WHEAT RIDGE, CO / ACCESSWIRE / [DATE]: Lifeloc Technologies, Inc. (OTC PINK:LCTC)(the “Company”), a global leader in the development and manufacturing of breath alcohol testing devices, has announced the appointment of Adam Kashenberg, president and CEO of Colorado Biolabs, Inc., to its Board of Directors (the “Board”), effective July 23, 2024.

“We are pleased to welcome Adam to Lifeloc’s board,” said Vern Kornelsen, Lifeloc’s Chief Financial Officer and Board chair. “Adam is an accomplished sales leader, with a strong background in social media sales and marketing, as well as strong finance and management skills. We expect that he will offer strong insights for the next phase of Lifeloc’s growth strategy.”

Mr. Kashenberg was appointed to fill a vacancy on both the Board and the Company’s audit committee created by the resignation of Bob Greenlee, who had been a director of the Company since 1989.

“Bob contributed meaningfully to Lifeloc's progress,” said Mr. Kornelsen. “His will be a voice we will miss.”

Lifeloc has also recently consummated a private placement transaction priced at $3.80 per share, raising a total of $798,000 through private investment by EDCO Partners, LLLP, the Company’s biggest stockholder. EDCO now holds 77.5% of the Company’s common stock. The Company also obtained a $750,000 line of credit on July 19, 2024 with Citywide Banks.

“For the past several years, we have been pursuing an aggressive research and development plan focused on the development of a new product line to detect drugs of abuse,” said Wayne Willkomm, PhD, the Company’s Chief Executive Officer. “This year we expect to begin initial beta testing of our saliva testing system for delta-9-THC, the primary psychoactive substance in cannabis, targeting a commercial launch in 2025. The capital injection and line of credit will be applied primarily to the development and market introduction of SpinDx.”

About Lifeloc Technologies

Lifeloc Technologies, Inc. (OTC: LCTC) is a trusted U.S. manufacturer of evidential breath alcohol testers and related training and supplies for workplace, law enforcement, corrections and international customers. Lifeloc stock trades over-the-counter under the symbol LCTC. We are a fully reporting Company with our SEC filings available on our web site, www.lifeloc.com/investor.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve substantial risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements expressed or implied in this press release, including statements about our strategies, expectations about new and existing products, market demand, acceptance of new and existing products, technologies and opportunities, market size and growth, and return on investments in products and market, are based on information available to us on the date of this document, and we assume no obligation to update such forward-looking statements. Investors are strongly encouraged to review the section titled "Risk Factors" in our SEC filings.

Amy Evans

Lifeloc Technologies, Inc.

http://www.lifeloc.com

(303) 431-9500